/Letterhead/





Exhibit 16.1

March 1, 2007

Securities and Exchange Commission
Washington, DC 20549

Re: Liberty Diversified Holdings, Inc.

Gentlemen:

We have read Item 4 Changes in Registrant's Certifying Accountants contained in Liberty Diversified Holdings, Inc.'s Form 8-K dated February 27, 2007, and are in agreement with the statements contained therein as they relate to our firm.



Very truly yours,

/S/ Chisholm, Bierwolf & Nilson,

Chisholm, Bierwolf & Nilson,
Bountiful, Utah